Exhibit 99.1
Centerplate Retains UBS Securities as Financial Advisor to Assist in Evaluating Capital Structure
Alternatives That Can Better Support Growth
Company in Final Negotiations on Senior Credit Facility Amendment
Reports 2008 First Quarter Results

STAMFORD, Conn., May 7, 2008 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today announced that its Board of Directors has initiated a process to evaluate a range of capital structure and other alternatives and has engaged UBS Investment Bank as the company’s financial advisor to assist in this process. The company believes its current Income Deposit Security structure may limit its ability to invest to strengthen and grow its business. It expects the evaluation process to take up to six months.
Separately, as previously announced, the company has been negotiating an amendment to its senior credit facility to modify, among other things, certain restrictive financial covenants and obtain increased flexibility on capital expenditures and acquisitions. Based on discussions to date, the company believes it will obtain a permanent amendment and expects to communicate the terms of that amendment in the next few weeks.
Additionally, in order to provide enhanced financial flexibility, the Board is likely to determine that it is in the company’s best interest to eliminate monthly dividend payments beginning in June 2008.

Janet L. Steinmayer, President and Chief Executive Officer of Centerplate, said, “Our goal is to have a capital structure that enhances our ability to invest in compelling projects, drive innovation for customers and support the company’s long-term growth objectives. Centerplate is a strong franchise with an outstanding team and we just need to find the best way to finance our growth. We plan to work expeditiously with UBS and to communicate the outcome of that process within the next six months.”
Steinmayer continued, “Although we have experienced very strong new business flows so far in 2008, we believe that — given the current competitive and economic environment — it may be prudent to eliminate the dividend beginning in June and to focus appropriate economic resources on deepening our existing client relationships, pursuing new ones and strengthening our company through strategic acquisitions. We are also looking very closely at costs, in order to protect margins.”
First Quarter Financial Results
The company also reported financial results for the first quarter ended April 1, 2008. Net sales of $133.2 million increased $7.9 million, or 6.3%, compared to net sales of $125.3 million for the first quarter of 2007. The net sales increase for the first quarter of 2008 was partly driven by new accounts, primarily the Prudential Center in Newark, New Jersey, home of the New Jersey Devils. The sales increase was also driven by the Super Bowl, which was held at the University of Phoenix Stadium in Glendale, Arizona and the BCS Championship Game and NBA All-Star Game in New Orleans. Partially offsetting these improvements was a decline in sales at the company’s convention centers.
Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) declined in the first quarter to a loss of $2.0 million, compared to a gain of $2.4 million in the first quarter of 2007, due to softness in the convention center business, increased workers compensation costs, the timing of new sales expenses and higher legal fees associated with obtaining a short-term amendment to the company’s senior credit facility.

“Our first quarter’s results were impacted by the challenging economic environment which contributed to fewer events in our convention center venues,” commented Steinmayer. She added, “We are sharply focusing on managing our labor costs and working on improving adjusted EBITDA through improved efficiencies across the business while driving growth through new accounts, acquisitions and joint ventures.”
Centerplate reported a net loss of $11.2 million, or $0.53 per share, compared to a net loss of $8.0 million, or $0.36 per share, in the first quarter of 2007. The increased loss was due to the decline in operating income and increased interest expense.
The company is in the final stages of the amendment process and anticipates that it will be completed in the next few weeks. Therefore, the filing of the company’s Form 10-Q for the quarter ended April 1, 2008 will be delayed and filed on or before May 19, 2008, and we anticipate that the terms of the amendment will be incorporated.
Conference Call
Centerplate will hold a conference call today, Wednesday, May 7 at 5:30 p.m. eastern daylight time. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on May 7, 2008 through midnight on May 21, 2008. The replay can be accessed domestically by dialing 877-660-6853. For international callers, the dial-in number is 201-612-7415. The replay account number for the call is 252 and the pass code is 283089.
About Centerplate
Centerplate, Inc., with its principal executive office in Stamford, CT, crafts and delivers extraordinary entertainment experiences in over 130 prominent sports, entertainment and convention center venues across North America. Visit the company online at www.centerplate.com.

Presentation of Information in this Press Release
Centerplate presents adjusted EBITDA, a non-GAAP measure, because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, the outcome of the company’s exploration of alternatives, consumer spending levels, changing trends in our business and competitive environment, the company’s borrowing capacity and the provisions of the credit agreement, including the outcome of negotiations to amend its terms, the provisions of the indenture, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended
	April 1,	April 3,
	2008	2007
	(In thousands, except share data)
Net sales	$133,224	$125,333

Cost of sales (excluding depreciation and amortization)	116,174	106,258
Selling, general and administrative	19,209	17,200
Depreciation and amortization	8,286	7,382

Operating loss	(10,445)	(5,507)

Interest expense, net	9,395	8,052

Other income	(173)	(502)

Loss before income taxes	(19,667)	(13,057)

Income tax benefit	(8,485)	(5,009)

Net loss	$(11,182)	$(8,048)

Basic and Diluted Net Loss per share with and without conversion option	$(0.53)	$(0.36)

Weighted average shares outstanding with conversion option	—	4,060,997
Weighted average shares outstanding without conversion option	20,981,813	18,463,995

Total weighted average shares outstanding	20,981,813	22,524,992

Dividends declared per share	$0.20	$0.20

CENTERPLATE, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	Thirteen Weeks Ended
	April 1,	April 3,
	2008	2007
	(In thousands)
Net loss	$(11,182)	$(8,048)
Income tax benefit	(8,485)	(5,009)

Loss before income taxes	(19,667)	(13,057)
Adjustments:
Interest expense	9,395	8,052
Depreciation and amortization	8,286	7,382

EBITDA (1)	$(1,986)	$2,377

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$(1,986)	$2,377
Adjustments:

Adjusted EBITDA (1)	$(1,986)	$2,377

(1)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended
	April 1,	April 3,
	2008	2007
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,182)	$(8,048)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,286	7,382
Amortization of deferred financing costs	642	642
Interest earned on restricted cash	(79)	(115)
Change in fair value of derivative	217	672
Deferred tax benefit	(8,264)	(4,734)
Gain on disposition of assets	(1)	—

Changes in assets and liabilities	8,893	(5,125)

Net cash used in operating activities	(1,488)	(9,326)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business	(1,000)	—
Purchase of property and equipment	(3,424)	(3,306)
Proceeds from sale of property and equipment	26	2
Contract rights acquired	(2,796)	(2,397)
Decrease in restricted cash	3	458

Net cash used in investing activities	(7,191)	(5,243)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments — revolving loans	(7,500)	(11,000)
Borrowings — revolving loans	36,000	23,500
Net borrowings — swingline loans	(1,000)	4,000
Principal payments on long-term debt	(538)	(269)
Dividend payments	(4,155)	(4,460)
Decrease in bank overdrafts	(6,243)	(3,838)

Net cash provided by financing activities	16,564	7,933

Effect of foreign currency translation on cash	(333)	—

INCREASE/(DECREASE) IN CASH	7,552	(6,636)

CASH AND CASH EQUIVALENTS:
Beginning of period	33,853	39,591

End of period	$41,405	$32,955

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	April 1,	January 1,
	2008	2008
	(in thousands)
ASSETS
Current assets	$109,492	$95,517
Property and equipment, net	52,512	51,986
Contract rights, net	82,829	85,183
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	9,719	10,361
Other assets	58,607	48,162

TOTAL ASSETS	$354,301	$332,351

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities	$151,148	$114,992
Long-term debt	222,796	223,334
Other liabilities	13,621	11,559
Total stockholders’ deficiency	(33,264)	(17,534)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$354,301	$332,351